Exhibit 99.1

eBay Inc.
Unaudited Pro Forma Condensed Combined Financial Information

Introduction

     On May 18, 2001, eBay Inc. (“eBay”) completed its acquisition of iBazar S.A. (“iBazar”) in a transaction accounted for as a purchase business combination. iBazar is a French-based corporation that introduced online person-to-person trading in France and currently has websites in Belgium, Brazil, France, Italy, the Netherlands, Portugal, Spain and Sweden. As consideration for the acquisition, eBay issued shares in a Belgian subsidiary (“eBay Sub”) exchangeable for 2,045,054 shares of eBay common stock valued at $120.4 million, paid $2.3 million in cash to certain shareholders and incurred acquisition-related costs of approximately $2.9 million. The total purchase price of approximately $125.6 million has been allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the date of acquisition.

     The following unaudited pro forma condensed combined financial information gives effect to the acquisition by eBay of iBazar. The unaudited pro forma condensed combined statement of operations combines the results of operations of eBay and iBazar for the six months ended June 30, 2001, as if the acquisition had occurred on January 1, 2001.

     The historical consolidated financial statements of iBazar have been prepared in accordance with accounting principles generally accepted in France (“French GAAP”). For purposes of presenting the unaudited pro forma condensed combined financial information, financial information relating to iBazar has been adjusted to conform materially with accounting principles generally accepted in the United States (“U.S. GAAP”) as described in Note 1(a) to the unaudited pro forma condensed combined financial information.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed combined financial information is not intended to represent what eBay’s results of operations would actually have been if the acquisition had occurred on those dates or to project eBay’s financial results of operations for any future period. Since eBay and iBazar were not under common control or management for the period from January 1, 2001 to May 18, 2001, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance.

     This unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of eBay and iBazar. eBay’s historical consolidated financial statements can be found in eBay’s Annual Report on Form 10-K filed on March 28, 2001 and eBay’s Quarterly Report on Form 10-Q filed on August 14, 2001. iBazar’s historical consolidated financial statements can be found as Exhibit 99.1 to the Current Report on Form 8-K/A filed on June 15, 2001.

eBay Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Historical

	eBay Inc.	iBazar S.A.
	Six Months Ended	January 1, 2001	Pro Forma		Pro Forma
	June 30, 2001	to May 18, 2001	Adjustments		Combined

Net revenues	$334,995	$2,517	$—		$337,512

Cost of net revenues	59,874	2,691			62,565

Gross profit (loss)	275,121	(174)	—		274,947

Operating expenses:

Sales and marketing	115,653	3,004			118,657

Product development	33,388	1,002			34,390

General and administrative	46,932	1,823			48,755

Payroll expense on employee stock options	812	—			812

Amortization of acquired intangible assets	12,177	694	(694	)(c)	21,402

			9,225	(d)

Total operating expenses	208,962	6,523	8,531		224,016

Income (loss) from operations	66,159	(6,697)	(8,531)		50,931

Interest and other income (expense), net	25,125	1,008			26,133

Interest expense	(1,671)	(41)			(1,712)

Impairment of certain equity investments	(9,921)				(9,921)

Income (loss) before income taxes and minority interests	79,692	(5,730)	(8,531)		65,431

Provision for income taxes	(36,703)		102	(e)	(36,601)

Minority interest in consolidated companies	2,686				2,686

Net income (loss)	$45,675	$(5,730)	$(8,429)		$31,516

Net income per share:

Basic	$0.17				$0.12

Diluted	$0.16				$0.11

Weighted average shares:

Basic	264,962		1,548	(f)	266,510

Diluted	281,145		1,548	(f)	282,693

See accompanying note to Unaudited Pro Forma Condensed Combined Financial Information.

eBay Inc.
Note to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Pro Forma Adjustments and Assumptions

     On May 18, 2001, eBay completed its acquisition of iBazar in a transaction accounted for as a purchase business combination. As consideration for the acquisition, eBay issued shares in eBay Sub exchangeable for 2,045,054 shares of eBay common stock valued at $120.4 million, paid $2.3 million in cash to certain shareholders and incurred acquisition-related costs of approximately $2.9 million. The shares issued in the acquisition have been valued in accordance with Emerging Issue Task Force Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination (“EITF 99-12”). In accordance with EITF 99-12, eBay has established that the first date on which the number of eBay’s shares and the amount of other consideration became fixed was May 18, 2001. EITF 99-12 precludes the use of any share prices subsequent to the consummation date of a transaction, and accordingly, eBay has valued the transaction using the average closing price of eBay shares for the five days prior to and including the closing date of May 18, 2001. The total purchase price of approximately $125.6 million has been allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date.

     The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) The results of iBazar for the period from January 1, 2001 to May 18, 2001, as presented under U.S. GAAP for pro forma presentation purposes, have been translated into U.S. dollars at the average rate of Euro 0.9068.

Reclassifications have been made to the iBazar historical financial information presented under French GAAP to conform to eBay’s presentation under U.S. GAAP. The principal reclassification entries relate to the presentation of the statement of operations in functional areas compared to iBazar historical presentation based on natural account classifications.

A number of differences exist between U.S. and French GAAP. The principal differences are discussed in the audited financial statements of iBazar that can be found at Exhibit 99.1 to the Current Report on Form 8-K/A filed on June 15, 2001.

(b) Tangible assets were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values. The valuation of the identifiable intangible assets acquired was based on management’s estimates using a preliminary valuation report prepared by an independent third party valuation consultant and consists of customer base, assembled workforce, developed technology and trade names. Identifiable intangible assets are amortized using estimated useful lives ranging from two to five years. eBay also identified certain assets as held for sale and valued these assets based on the expected sale proceeds adjusted for losses expected to be incurred during the holding period.

In accordance with EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, eBay has established plans to exit certain activities of iBazar and to involuntarily terminate certain iBazar employees. In accordance with this exit plan, approximately $2 million has been accrued for the estimated costs associated with severance, contract terminations and financial advisory and legal fees. As of June 30, 2001, no costs have been charged against this liability.

eBay Inc.
Note to Unaudited Pro Forma Condensed Combined Financial Information (Continued)

The excess of the purchase price over the value of the tangible and identifiable intangible assets acquired and liabilities assumed has been recorded as goodwill and is being amortized over five years.

The aggregate purchase price was allocated as follows (in thousands):

Net tangible assets	$4,696

Identifiable intangible assets	2,140

Deferred tax liability	(856)

Goodwill	119,606

Aggregate purchase price	$125,586

In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, “Goodwill and Other Intangible Assets,” that requires the use of a non-amortization approach to account for purchased goodwill and certain intangible assets. Under a non-amortization approach, goodwill and certain intangible assets will not be amortized as a charge to operating results, but instead will be reviewed for impairment and written down and charged to operating results only in the periods in which the recorded value of goodwill and certain intangible assets exceed their fair values. This Statement is effective for fiscal years beginning after December 15, 2001. The effect of this Statement has not been reflected in the unaudited pro forma condensed combined financial information.

(c) To eliminate the amortization of goodwill resulting from purchase business combinations completed by iBazar prior to the eBay acquisition.

(d) To record amortization of identifiable intangible assets and goodwill resulting from the purchase business combination of iBazar as if the business combination had occurred on January 1, 2001.

(e) To recognize tax benefits from tax-deductible amortization expense associated with certain identifiable intangible assets purchased in the iBazar acquisition.

(f) Basic and diluted net income per share is calculated by dividing the net income for the period by the weighted average common shares outstanding for the period, inclusive of the 2,045,054 shares issued as consideration in the iBazar acquisition weighted for the period from January 1, 2001 to May 18, 2001.

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